FOR IMMEDIATE RELEASE

Contact:
Eve Callahan
EVP, Corporate Communications
Umpqua Holdings Corporation
503-727-4188
evecallahan@umpquabank.com

UMPQUA HOLDINGS CORPORATION NAMES JOHN F. SCHULTZ, HEWLETT-PACKARD COMPANY EVP & GENERAL COUNSEL,
TO BOARD OF DIRECTORS

PORTLAND, Ore. – September 24, 2015 – Umpqua Holdings Corporation (NASDAQ:UMPQ), the parent company of Umpqua Bank, has appointed John F. Schultz to its board of directors, effective September 25, 2015.

As Executive Vice President, General Counsel and Corporate Secretary for HP, Schultz oversees all of the company’s legal efforts as well as all of HP’s ethics and compliance and global security functions. Schultz currently manages more than 1,200 attorneys and staff spanning 50 countries.

“John is a tremendous addition to Umpqua’s board of directors,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “He brings exceptional legal, regulatory and risk management expertise that complements that of our board and management team, and will help position Umpqua for continued growth.”

Previously, Schultz was HP’s Deputy General Counsel for Litigation Investigations and Global Functions, managing major litigation filed against the company on a global basis, including intellectual property, government and commercial / employment disputes. Before joining HP, he was a litigation partner at Morgan Lewis, defending consumer class-action, fiduciary responsibility and technology-related commercial litigation.

Schultz also serves on the boards of a number of nonprofit organizations, including the Haiti Outreach Board, The Silicon Valley Law Foundation, the National Legal Aid and Defender Association and the Albright College Board of Trustees.

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

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